     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 42
dated March 31, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – April 18, 2006

Equity-Linked Notes due April 19, 2010
Based on the Value of the MSCI World IndexSM

Offering Price	:	$1,000 per Note (Par)
Aggregate Principal Amount	:	$9,050,000
Minimum Payment Amount	:	$950.00 (95% of Par)
Initial Index Value	:	1353.87
Participation Rate	:	150%
Trade Date	:	April 18, 2006
Settlement Date	:	April 21, 2006
Determination Dates	:	April 19, 2007, April 19, 2008, April 19, 2009 and April 14, 2010
Listing	:	None
CUSIP	:	61748U300
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	1.75%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The “MSCI World IndexSM” is a service mark of Morgan Stanley Capital International Inc. and has been licensed for PP use by Morgan Stanley. The Notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Notes.

Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006
Preliminary Pricing Supplement No. 42 dated March 31, 2006